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New Clinical Data for Tesetaxel, a Leading Oral Taxane, Show Anticancer Activity and Acceptable Safety in Ongoing Study

Responses Observed at Lower Doses -- “Flat Dosing” Feasible

BERKELEY HEIGHTS, NJ – June 1, 2009 – Genta Incorporated (OTCBB:  GNTA.OB) announced preliminary results from its ongoing clinical study of tesetaxel, a leading oral taxane in the Company’s investigational drug portfolio.  The new data show a favorable safety profile with a low incidence of serious adverse events, along with objective responses that have been observed at less than the maximally tolerated dose (MTD).   The data are featured in a presentation today at the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL.

The new clinical study has accrued 12 patients at doses ranging from 18 to 24 mg/m2 administered once every 3 weeks.  To date, only one Grade 4 episode of neutropenia (the dose-limiting reaction for all taxanes) has been observed.  Three objective and ongoing responses have been observed in the first 9 evaluable patients who received at least 2 doses, including one patient each with nasopharyngeal cancer (partial response), gastrointestinal stromal tumor (GIST) (minor response), and uterine cancer (minor response).  Of note, all responses have occurred in older subjects (ages 83, 84 and 64, respectively) and at less than the previously established MTD of 27 mg/m2.

The presentation also examined the feasibility of converting the common practice of weight-based dosing (as in mg/m2 of body surface area) to “flat dosing”.  For oral drugs like tesetaxel, flat dosing is far more accurate and convenient for patients and physicians.  Pharmacokinetic analysis indicated that a fixed dose of 50 mg would be suitable for most Western patients.

“Prior Phase 2 studies have documented substantial antitumor activity in patients with advanced gastric cancer and breast cancer at the highest dose level of 27 mg/m2,” noted Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “However, we were very pleased to observe major responses using lower doses, especially the response in nasopharyngeal cancer at 21 mg/m2.  Importantly, the incidence of neutropenia has been acceptably low -- similar to other drugs in this class – and the tolerability in older subjects has also been impressive.  We believe tesetaxel may offer patients major advantages compared with standard taxanes, and we look forward to accelerating our development programs with this new agent.”

About Tesetaxel

Tesetaxel is a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  However, both prototype agents suffer from serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

With administration as an oral capsule, tesetaxel was developed to maintain the high antitumor activity of the taxane drug class while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables development of novel schedules that may expand dosing options when tesetaxel is used alone or in combination with other anticancer drugs.  Preclinically, tesetaxel has demonstrated substantially higher activity against cell lines that were resistant to paclitaxel and docetaxel, since acquired resistance is not mediated by the multidrug-resistant p-glycoprotein.

Tesetaxel has demonstrated anticancer activity in several Phase 2 clinical trials.  The drug has not been associated with severe infusion reactions that are linked with other taxanes.  Moreover, unlike other oral taxanes, nerve damage has not been a prominent side effect of tesetaxel.  Thus, the drug offers substantial opportunities to improve patient convenience, safety, and anticancer activity.  More than 260 patients worldwide have been treated with oral tesetaxel in Phase 1 and Phase 2 clinical trials.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed G4544, an oral formulation of the active ingredient in Ganite, which has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss.  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”);

•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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